UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2005

TOWER AUTOMOTIVE, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-12733 (Commission File Number)	41-1746238 (IRS Employer Identification No.)

27175 HAGGERTY ROAD, NOVI, MICHIGAN 48377
(Address of Principal Executive Offices) (Zip Code)

(248) 675-6000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURES

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective January 3, 2005, Tower Automotive, Inc. (the “Company”) appointed Bill Pumphrey, age 45, President, North America.

Prior to joining the Company, Mr. Pumphrey served as President of the Asia Pacific Division of Lear Corporation (“Lear”) from 2003 to 2004. In 2003, he served as President of the DaimlerChrysler Division of Lear. He also served Lear as President, Ford Europe Division in 2002. From 1999, to 2001, Mr. Pumphrey was Lear’s President, Electronics and Electrical Division. Prior to joining Lear, Mr. Pumphrey held key positions at United Technologies Automotive, General Motors Corporation and an IT consultancy in London.

The Company did not enter into an employment agreement with Mr. Pumphrey. However, the Company granted Mr. Pumphrey nonqualified stock options and restricted shares of the Company’s common stock in connection with his employment, each of which were awarded under the Company’s Long-Term Incentive Plan and under the terms and conditions of the Company’s standard stock option agreement and restricted share grant agreement. The Company also entered into a change of control agreement with Mr. Pumphrey described in Item 1.01 below. There is no arrangement or understanding pursuant to which Mr. Pumphrey was selected as an officer of the Company, and there are no related party transactions between the Company and Mr. Pumphrey. Mr. Pumphrey has no family relationship with any other director or executive officer of the Company.

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Effective January 1, 2004, the Company and Mr. Pumphrey entered into the Company’s standard change of control agreement for a one year period. The agreement is on self-renewing terms of one year each, unless the Company takes action to terminate further extensions at least six months prior to the annual expiration date. This agreement provides severance benefits of salary and continuation of benefits for three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWER AUTOMOTIVE, INC. Registrant
Date: January 4, 2005	By:	/s/ Christopher T. Hatto
Christopher T. Hatto
Chief Accounting Officer